Exhibit 99.1

McDermott Announces Results of Stockholders’ Meeting

HOUSTON--(BUSINESS WIRE)--May 8, 2015--McDermott International, Inc. (NYSE: MDR) announced today the results of its 2015 Annual Meeting of Stockholders held Friday, May 8, 2015 in Houston, Texas.

Based on the voting results from the meeting, shareholders re-elected Messrs. John F. Bookout, III, Roger A. Brown, David Dickson, Stephen G. Hanks, Gary P. Luquette, William H. Schumann, III and David A. Trice and Ms. Mary L. Shafer-Malicki to McDermott’s Board of Directors, all for one-year terms.

In addition, shareholders approved, on an advisory basis, McDermott’s named executive officer compensation and ratified the appointment of Deloitte & Touche LLP as McDermott’s independent registered public accounting firm for the year ending December 31, 2015.

ABOUT McDERMOTT

McDermott is a leading provider of integrated engineering, procurement, construction and installation (EPCI) services for upstream field developments worldwide. The Company delivers fixed and floating production facilities, pipelines and subsea systems from concept to commissioning for complex Offshore and Subsea oil and gas projects to help oil companies safely produce and transport hydrocarbons. Our clients include national and major energy companies. Operating in more than 20 countries across the world, our locally focused and globally integrated resources include approximately 13,400 employees, a diversified fleet of specialty marine construction vessels, fabrication facilities and engineering offices. We are renowned for our extensive knowledge and experience, technological advancements, performance records, superior safety and commitment to deliver. McDermott has served the energy industry since 1923 and is listed on the New York Stock Exchange. As used in this press release, McDermott includes McDermott International, Inc. and its subsidiaries and affiliates.

To learn more, please visit our website at www.mcdermott.com

CONTACT:
McDermott International, Inc.
Investor Relations
Darcey Matthews, 281-870-5147
Vice President, Investor Relations
dmatthews@mcdermott.com
or
Media Relations
Richard Goins, 281-870-5932
Director, Global Communications
rgoins@mcdermott.com